Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Catcha Investment Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Catcha Investment Corp. (the “Company”) as of December 28, 2020 and for the period from December 17, 2020 (inception) through December 28, 2020 appearing in the Registration Statement on Form S-1, as filed (File No. 333-252389), of the Company.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 11, 2021